UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

OCCAM NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OCCAM NETWORKS, INC. ANNOUNCES INTENTION TO

ADJOURN SPECIAL MEETING OF STOCKHOLDERS

Special Meeting to be Reconvened on February 22, 2011

SANTA BARBARA, January 26, 2011 — Occam Networks, Inc. (Nasdaq:OCNW) announced today that it intends to convene and immediately adjourn the special meeting of its stockholders, which is scheduled for January 27, 2011 for the purpose of obtaining the approval of Occam stockholders of the proposed acquisition of Occam Networks by Calix, Inc. pursuant to the Agreement and Plan of Merger and Reorganization dated September 16, 2010, without a vote on the merger proposal.  The special meeting will be adjourned until 10:00 am (local time) on February 22, 2011, at Occam’s offices at 3185 Laurelview Court, Fremont, California, 94538, in response to an order from the Delaware Court of Chancery requiring Occam Networks to make available to its stockholders prior to the vote additional information and requiring a deposition of Occam’s financial advisor.

Occam Networks will file with the Securities and Exchange Commission additional soliciting materials (the “Additional Soliciting Materials”) that supplement the definitive proxy statement/prospectus dated December 14, 2010 (the “Proxy Statement”) by providing additional disclosure as directed by the Delaware Court of Chancery.  Occam Networks stockholders are urged to carefully read the Additional Soliciting Materials when available.

As of the close of business on January 25, 2011, a preliminary count indicated that the holders of approximately 63% of Occam’s outstanding shares intended to vote in favor of the merger.  The results of voting at the adjourned special meeting, once reconvened on February 22, 2011, could differ materially from this preliminary count.

As will be described in the Additional Soliciting Materials, any stockholder who has previously delivered a proxy may revoke it at any time before the polls close at the adjourned special meeting. Stockholders who do not wish to rescind their votes, including stockholders who have already voted in favor of the merger proposal or the adjournment proposal and do not wish to change that vote, do not need to take any further action. All shares of Occam Networks common stock represented by properly executed proxies that are received in time for the special meeting, as adjourned, and that are not revoked, will be voted at the adjourned special meeting in the manner specified by the holder.

Occam Networks’ stockholders of record as of December 13, 2010, the record date for the special meeting, who have not yet voted and still wish to do so may vote in the manner set forth in the Proxy Statement.

Occam Networks’ board of directors reaffirms its recommendation that Occam Networks’ stockholders adopt the merger agreement and encourages stockholders to vote “FOR” the adoption of the merger agreement at the adjourned special meeting.

Stockholders who have questions about the merger or how to submit proxies, or who need additional copies of the Proxy Statement or the enclosed proxy card or about the Additional Soliciting Materials may contact Occam Networks’ proxy solicitor, Innisfree M&A Incorporated, at 1-888-750-5834.

About Occam Networks, Inc.

Occam Networks’ broadband access solutions empower service providers to offer profitable new voice, data and video services over copper and fiber.  Occam Networks systems deliver flexibility and scalability in a Triple Play world.  Over three million BLC 6000 ports are currently deployed at over 380 service providers worldwide.  For more information, please visit www.occamnetworks.com.

Important Additional Information and Where You Can Find It

Calix filed a Registration Statement on Form S-4 containing a proxy statement/prospectus and other documents concerning the proposed acquisition with the Securities and Exchange Commission (the “SEC”) and Occam Networks mailed its stockholders a definitive proxy statement/prospectus in connection with the transaction. Investors are urged to read the proxy statement/prospectus and any amendments thereto and other relevant documents filed with the SEC because they will contain important information. Security holders may currently obtain a free copy of the proxy statement/prospectus and will be able to obtain a free copy of any amendments thereto as well as the definitive proxy statement/prospectus and other documents filed by Calix and Occam with the SEC at the SEC’s web site at www.sec.gov. The proxy statement/prospectus, as amended from time to time, and other documents filed with the SEC may also be obtained for free by contacting Calix Investor Relations by e-mail at Carolyn.Bass@Calix.com, by telephone at 415-445-3232 or by mail at Investor Relations, Calix, Inc., 1035 N. McDowell Blvd., Petaluma, CA 94954 or by contacting Occam Investor Relations by e-mail at ir@occamnetworks.com, by telephone at 805-692-2957 or by mail at Occam Networks Investor Relations 6868 Cortona Drive, Santa Barbara, CA 93117.

Calix Investor Relations Contact:	Occam Networks Investor Relations Contact:
Carolyn Bass	Jeanne Seeley
415-445-3232	805-692-2957
Carolyn.Bass@Calix.com	ir@occamnetworks.com